Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President,	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports Second Quarter 2013 Financial Results

— Second Quarter Highlights Include US launch of

BELVIQ® (lorcaserin HCl) CIV for Chronic Weight Management —

SAN DIEGO, CA, August 1, 2013—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the second quarter ended June 30, 2013.

“We are very encouraged by the positive response from patients and physicians since BELVIQ became available in US pharmacies on June 11,” said Jack Lief, Arena’s President and Chief Executive Officer. “While it is still early in the launch, the progress made to date reinforces the significant opportunity we see for BELVIQ in the medical management of overweight and obese patients.”

Recent Developments:

BELVIQ US Launch

•	In June 2013, Eisai launched BELVIQ in the United States.

•	Approximately 12,500 BELVIQ prescriptions have been filled between the availability of BELVIQ in US pharmacies on June 11 and July 19, 2013, according to IMS Health.

•

In the second quarter of 2013, Arena recognized $1.3 million in net product sales, which is 31.5% of Eisai’s net product sales of BELVIQ. Arena and Eisai currently recognize revenue of BELVIQ net product sales when Eisai ships product to its wholesalers.

•	Received $65 million in milestone payments from Eisai in connection with the US launch.

BELVIQ Rest of World

•

In July 2013, Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, and CY Biotech Company Ltd. (CYB) entered into a marketing and supply agreement for BELVIQ in Taiwan. Under the agreement, Arena granted CYB the rights to market and distribute BELVIQ in the territory for weight loss or weight management in obese and overweight patients, subject to regulatory approval of BELVIQ by the Taiwan Food and Drug Administration. Arena received a net upfront payment of $2 million from CYB.

•	Received a $0.5 million milestone payment from Eisai in connection with Eisai Limited’s June 2013 New Drug Submission for the marketing approval of BELVIQ in Canada.

BELVIQ Additional Developments

•

BELVIQ has been nominated for the 2013 Prix Galien USA Best Pharmaceutical Agent Award. The Prix Galien recognizes outstanding achievements in improving the human condition through the development of innovative therapies.

•

Presented a poster, Lorcaserin HCl Phase 3 Trials in Obese and Overweight Patients: Week 52 Outcomes for Those Achieving at Least 5% Weight Loss at Week 12, at the American Diabetes Association’s 73rd Scientific Sessions in Chicago, Illinois.

•	The American Medical Association recognized obesity as a disease state with multiple pathophysiological aspects requiring a range of interventions to advance obesity treatment and prevention.

•

Presented a poster, Association of Changes in Glycemic- and Lipid-Related Cardiometabolic Risk Factors and Weight Loss in Pooled Lorcaserin Phase 3 Studies of Obese and Overweight Patients Without Diabetes (BLOOM and BLOSSOM), at the ENDO 2013, the Endocrine Society’s 95th Annual Meeting & Expo in San Francisco, California.

Research & Development

•

Completed dosing in a study to evaluate the safety, tolerability and pharmacokinetic properties of BELVIQ and phentermine when administered in combination. In addition, agreed on plans with Eisai to initiate a 12-week pilot study to evaluate the co-administration of BELVIQ and phentermine.

•

Completed dosing in a Phase 1 multiple-dose clinical trial of APD811, an oral drug candidate intended for the treatment of pulmonary arterial hypertension. Arena expects to announce results from the Phase 1 program this quarter.

•

Completed dosing in a Phase 1 clinical trial of APD334, an oral drug candidate intended for the treatment of autoimmune diseases. Preliminary results show a reduction in blood lymphocyte count, the desired benefit, and a slowing of heart rate, an undesirable adverse event seen with other drugs targeting the sphingosine 1-phosphate subtype 1 (S1P1) receptor. Further evaluation of the data is ongoing.

Second Quarter 2013 Financial Results

•	Revenues totaled $68.9 million, including $1.3 million in net product sales and $65.5 million in milestone payments.

•	Research and development expenses totaled $18.8 million.

•	General and administrative expenses totaled $8.6 million.

•	Net income allocable to common stockholders was $40.1 million, or $0.18 per share.

•	At June 30, 2013, cash and cash equivalents totaled $178.9 million and approximately 218.2 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report second quarter 2013 financial results today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2013 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	Bank of America Merrill Lynch Global Healthcare Conference, September 11-13, 2013, London, England

•	49th Annual Meeting of the European Association for the Study of Diabetes, September 23-27, 2013, Barcelona, Spain

•	NewsMakers in the Biotech Industry, September 27, 2013, New York, New York

•	The Obesity Society’s Obesity Week 2013, November 11-16, 2013, Atlanta, Georgia

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ (pronounced BEL-VEEK) is approved by the US Food and Drug Administration for chronic weight management, and is available by prescription in the United States. BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known. For more information about BELVIQ, click here for the full Product Information or visit www.BELVIQ.com.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•

The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

Arena has granted exclusive marketing and distribution rights to Eisai Inc. for most of North and South America, to Ildong Pharmaceutical Co., Ltd., for South Korea, and to CY Biotech Company Ltd. for Taiwan. Arena plans to enter into additional collaborations to commercialize BELVIQ outside of these territories.

About Arena Pharmaceuticals

Arena is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs that target G protein-coupled receptors, or GPCRs, to address unmet medical needs. BELVIQ® (lorcaserin HCl), Arena’s internally discovered drug, is approved in the United States and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action, regulatory review and approval, and potential of BELVIQ; opportunity provided by BELVIQ, including in the medical management of patients; research and development relating to BELVIQ, including in combination with phentermine and related plans; rights and obligations under the marketing and supply agreement with CYB; the therapeutic indication, safety and efficacy of APD811 and APD334 and related expectations; plans to enter into additional collaborations and related strategy; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on management’s estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding Arena’s estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

###

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues
Net product sales	$1,319	$0	$1,319	$0
Eisai collaborative revenue	66,465	20,919	67,960	21,778
Manufacturing services	973	1,029	1,738	2,321
Other collaborative revenue	170	29	283	67

Total revenues	68,927	21,977	71,300	24,166
Operating Costs & Expenses
Cost of product sales	581	0	1,054	0
Cost of manufacturing services	1,009	652	2,654	1,443
Research & development	18,828	14,076	32,836	28,546
General & administrative	8,603	5,216	15,854	11,571
Amortization of acquired technology & other intangibles	0	173	0	349

Total operating costs & expenses	29,021	20,117	52,398	41,909
Interest & Other Income (Expense)
Interest income	16	25	40	40
Interest expense	(1,778)	(2,489)	(3,565)	(5,520)
Gain (Loss) from valuation of derivative liabilities	2,142	(16,770)	6,001	(19,145)
Loss on extinguishment of debt	0	(4,668)	0	(6,338)
Other	(186)	(57)	(154)	30

Total interest & other income (expense), net	194	(23,959)	2,322	(30,933)

Net income (loss)	40,100	(22,099)	21,224	(48,676)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	0	(2,824)

Net income (loss) allocable to common stockholders	$40,100	$(22,099)	$21,224	$(51,500)

Net income (loss) per share allocable to common stockholders:
Basic	$0.18	$(0.12)	$0.10	$ (0.29)

Diluted	$0.18	$(0.12)	$0.09	$ (0.29)

Shares used in calculating net income (loss) per share allocable to common stockholders:
Basic	217,940	190,272	217,723	177,243

Diluted	224,528	190,272	224,551	177,243

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2013	December 31, 2012
	(unaudited)	[1]
Assets
Cash & cash equivalents	$178,905	$156,091
Accounts receivable	1,096	5,556
Inventory	7,245	6,058
Prepaid expenses & other current assets	3,174	3,454
Land, property & equipment, net	73,898	75,417
Acquired technology & other non-current assets	13,636	14,630

Total assets	$277,954	$261,206

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$16,932	$10,210
Total deferred revenues	53,183	62,735
Total derivative liabilities	9,041	15,042
Total lease financing obligations & other long-term liabilities	73,856	74,580
Total stockholders’ equity	124,942	98,639

Total liabilities & stockholders’ equity	$277,954	$261,206

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

###